UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

January 11, 2017

Date of Report (Date of earliest event reported)

EXPERIENCE ART AND DESIGN, INC.

(Exact name of registrant as specified in its charter)

Nevada	333-174155	81-1082861
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

7260 W. Azure Drive, Suite 140-952, Las Vegas, NV	89130
(Address of principal executive offices)	(Zip Code)

702-347-8521

Registrant’s telephone number, including area code

N/A

 (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 7.01 Regulation FD Disclosure

Metropolitan Dry Cleaners is going Mobile

Metropolitan Dry Cleaners, Inc. (“Metro”) will soon be launching a mobile dry cleaning service offering prospective customers a simple “pay-per-ticket” business model. Customers will be able to place pick-up and drop-off orders by logging into an app that allows them to schedule dry cleaning and laundromat services.

The Metro mobile service is a subsidiary business housed under Metropolitan Dry Cleaners, Inc. and called MDCI Mobile. MDCI Mobile will be an independent revenue generating entity which is separate and distinct from the Metropolitan Dry Cleaners storefront concept, although the two operations could have geographic and financial overlap in some geographic areas.

MDCI Mobile will negotiate rates with existing independent dry cleaners and laundromats in order to offer pick-up and delivery services for customers. This gives the dry cleaners and laundromats the ability to offer their clients a new convenient mobile service without the risk of developing a full-time mobile service themselves, offers time-constrained customers a convenient and affordable alternative to the hassles of in-store pick-up and drop-off, and generates sustainable revenues for Metro without the financial risk and expense of establishing storefront locations.

Satisfied customers can recommend MDCI Mobile to their friends and coworkers. As more and more customers use this service, Metropolitan Dry Cleaners' and Metro-Mobiles’ image is enhanced and allowing either or both businesses to gain greater market share within their existing enterprise zone.

In order to establish an independent mobile business operating alongside fixed storefronts as the market is currently conditioned too, MDCI Mobile requires the acquisition of tangible and intangible assets to proceed along a defined pathway. The basic requirements include current professional grade accounting software, a simple and memorable web presence, branded delivery vans, a range of physical and virtual advertisements, driver scheduling software, customer service trained drivers, and an online scheduling app.

The establishment of MDCI Mobile allows Metropolitan Dry Cleaners, Inc. to enter into discussions with other independent dry cleaning and laundromat companies with the strategic posture of a financially diversified revenue base.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EXPERIENCE ART AND DESIGN, INC.

DATE: January 11, 2017	/s/Matthew Dwyer
Matthew Dwyer
Chief Executive Officer